Exhibit 15.8

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our reports dated 18 March 2020, relating to the consolidated financial statements of BP p.l.c. (the 'company'), and the effectiveness of the company's internal control over financial reporting, appearing in this Annual Report on Form 20-F for the year ended 31 December 2019, in the following Registration Statements:

Registration Statement Nos. 333-226485, 333-226485-01 and 333-226485-02 of the company, BP Capital Markets p.l.c. and BP Capital Markets America Inc. on Form F-3; and
Registration Statement Nos. 333-67206, 333-79399, 333-103924, 333-123482, 333-123483, 333-131583, 333-131584, 333-132619, 333-146868, 333-146870, 333-146873, 333-173136, 333-177423, 333-179406, 333-186462, 333-186463, 333-199015, 333-200794, 333-200795, 333-207188, 333-207189, 333-210316, 333-210318 of the company on Form S-8.

/s/ Deloitte LLP
London, United Kingdom
18 March 2020